EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors and Stockholders

ResMed Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-08013, 333-88231 and 333-115048) on Form S-8 and the registration statements (Nos. 333-70500 and 333-100825) on Form S-3 of ResMed Inc. of our reports dated August 27, 2007, with respect to the consolidated balance sheets of ResMed Inc. as of June 30, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007, and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007, annual report on Form 10-K of ResMed Inc.

Our report on the consolidated financial statements dated August 27, 2007 contains an explanatory paragraph that states that the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment on July 1, 2005.

/s/ KPMG LLP
San Diego, California
August 27, 2007